CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2018, relating to the financial statements and financial highlights of Great Lakes Bond Fund, Great Lakes Disciplined Equity Fund, Great Lakes Disciplined International Smaller Company Fund, Great Lakes Large Cap Value Fund, and Great Lakes Small Cap Opportunity Fund, each a series of Managed Portfolio Series, for the period ended March 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
July 23, 2018